Exhibit 99.1

May 15, 2012

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES FIRST QUARTER RESULTS

Cranford, New Jersey  -- May 15, 2012 -- TOFUTTI BRANDS INC. (NYSE AMEX Symbol: TOF) today announced its results for the thirteen week period ended March 31, 2012.

The Company reported net sales for the thirteen weeks ended March 31, 2012 of  approximately $3.3 million compared with net sales of $4.0 million for the thirteen weeks ended April 2, 2011.  The reduction in sales was primarily due to the determination of Trader Joe’s, formerly the Company’s largest customer, to cease selling branded goods.  During the first quarter of 2012, there were no sales to Trader Joe’s as compared to $761,000 in sales in the first quarter of 2011.

For the thirteen weeks ended March 31, 2012, the Company reported a loss of  $340,000  before income taxes as compared with a loss of  $111,000  before income taxes for the comparable 2011 period.  The Company also reported that its gross profit  decreased to $813,000 in the period ended March 31, 2012 from $1,083,000 in the period ended April 2, 2011  due primarily to the lower sales levels.  The Company’s gross profit percentage decreased to 25% for the period ending March 31, 2012 compared to 27% for the period ending April 2, 2011.  The reduction in the Company’s  gross profit percentage was due primarily to significant promotional activity on behalf of its new products.   Additionally, increased costs for packaging and ingredients also reduced margins.

The Company had a net loss for the thirteen weeks ended March 31, 2012 of $210,000 (($0.04) per share) compared to a net loss of  $66,000 (($0.01) per share) for the thirteen week period ended April 2, 2011.  As of March 31, 2012, the Company  had approximately $1.0 million in cash and cash equivalents, and its working capital was approximately $4.2 million.

Mr.  David Mintz, Chairman and Chief Executive Officer of the Company stated, “Our results for the first quarter of 2012 reflect the continuing impact of the loss of Trader Joe’s as a customer. We believe that we will begin to recover some portion of these sales as our loyal retail customers switch to other retail sources to purchase our Tofutti frozen dessert  products.  We also believe that our sales and gross margins will improve during the remainder of fiscal 2012 due to the introduction of new products and price increases instituted in the first and second quarters of the year. The price increases, which range from 5% to 10%,  will become effective at various times in the second and third quarters of this year.  We are optimistic about the introduction of our new Tofutti Jumbo and Mini Raviolis made with BETTER THAN RICOTTA®, our new non-dairy ricotta cheese product, and are gratified by the initial reception the products have received in the marketplace.  Our new stick novelty, the Hooray Hooray Bar, sweetened with Stevia, a natural sugar replacer, has also been well received by our customers.”

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended March 31, 2012	Thirteen weeks ended April 2, 2011
Net sales	$3,290	$4,005
Cost of sales	2,477	2,922
Gross profit	813	1,083
Operating expenses	1,153	1,194
Loss before income taxes	(340)	(111)
Income tax benefit	130	45
Net loss	$(210)	$(66)
Net loss per common share:
Basic	$(0.04)	$(0.01)
Diluted	$(0.04)	$(0.01)
Weighted average common shares outstanding:
Basic	5,155	5,177
Diluted	5,155	5,177

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share and per share figures)

	March 31, 2012	December 31, 2011*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$972	$1,594
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $501 and $486, respectively	1,954	1,936
Inventories, net of reserve of $50 and $50, respectively	1,936	1,441
Prepaid expenses	104	122
Refundable income taxes	48	42
Deferred income taxes	395	265
Total current assets	5,409	5,400

Fixed assets, net of accumulated amortization of $44 and $43	4	5
Other assets	16	16
	$5,429	$5,421

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$731	$319
Accrued expenses	459	637
Total current liabilities	1,190	956

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at March 31, 2012
         and 5,162,186 shares at December 31, 2011
	-- 52	-- 52
Retained earnings	4,187	4,413
Total stockholders’ equity	4,239	4,465
Total liabilities and stockholders’ equity	$5,429	$5,421

*           Derived from audited financial information.